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                                                                  Exhibit 2.1


                                                                  EXECUTION COPY

                        LLC INTERESTS PURCHASE AGREEMENT

                                  BY AND AMONG

                              AETHER SYSTEMS, INC.,

                                 NETSEARCH, LLC,

                          THE MEMBERS OF NETSEARCH, LLC

                                       AND

                              AUGUSTINE N. ESPOSITO

                       MADE EFFECTIVE AS OF APRIL 18, 2000


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                                TABLE OF CONTENTS

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1.       LLC INTERESTS PURCHASE AND RELATED MATTERS
         1.1      Transfer of Interests..........................................................................1
         1.2      Purchase Price    .............................................................................2
         1.3      Earn-Out ......................................................................................3
         1.4      Capital Contribution to Company Working Capital................................................4
         1.5      Members' Representative........................................................................4
         1.6      Accounting Terms ..............................................................................5

2.       CLOSING
         2.1      Location and Date .............................................................................5
         2.2      Deliveries        .............................................................................5

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

         A.       MEMBERS
         3A.1     Execution, Delivery, Validity and Enforceability...............................................6
         3A.2     Ownership of Interest..........................................................................6
         3A.3     Absence of Claims Against the Company..........................................................7
         3A.4     No Conflict       .............................................................................7
         3A.5     Disclosure        .............................................................................7
         3A.6     Consents and Approvals.........................................................................7

         B.       COMPANY
         3B.1     Due Organization ..............................................................................7
         3B.2     Authorization; Validity........................................................................8
         3B.3     No Conflicts      .............................................................................8
         3B.4     Membership Interests in the Company............................................................8
         3B.5     Transactions in Company Interests..............................................................8
         3B.6     Title and Ownership............................................................................9
         3B.7     Subsidiaries      .............................................................................9
         3B.8     Complete Copies of Materials...................................................................9
         3B.9     Financial Statements...........................................................................9
         3B.10    Liabilities and Obligations...................................................................10
         3B.11    Accounts and Notes Receivable.................................................................10
         3B.12    Permits ......................................................................................10
         3B.13    Environmental Matters.........................................................................11
         3B.14    Assets            ............................................................................12
         3B.15    Real Property     ............................................................................12
         3B.16    Leases            ............................................................................14
         3B.17    Significant Customers and Suppliers...........................................................14
         3B.18    Customer Orders ..............................................................................15
         3B.19    Material Contracts and Commitments............................................................15
         3B.20    Governmental Contracts........................................................................16

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
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         3B.21    Inventory         ............................................................................16
         3B.22    Insurance         ............................................................................17
         3B.23    Labor and Employment Matters..................................................................17
         3B.24    Employee Benefit Plans........................................................................18
         3B.25    Conformity with Law...........................................................................20
         3B.26    Litigation        ............................................................................20
         3B.27    Intellectual Property.........................................................................20
         3B.28    Books and Records ............................................................................24
         3B.29    Warranties        ............................................................................24
         3B.30    Taxes             ............................................................................25
         3B.31    Absence of Changes............................................................................27
         3B.32    Bank Accounts; Powers of Attorney.............................................................28
         3B.33    Disclosure        ............................................................................28
         3B.34    Absence of Claims Against Company.............................................................28
         3B.35    Year 2000 Compliance..........................................................................28
         3B.36    HSR               ............................................................................28
         3B.37    Consents and Approvals........................................................................28

4.       REPRESENTATIONS OF BUYER
         4.1      Due Organization .............................................................................29
         4.2      Authorization; Validity.......................................................................29
         4.3      No Conflicts      ............................................................................29
         4.4      Consents and Approvals........................................................................29

5.       COVENANTS
         5.1      Cause Conditions to be Satisfied..............................................................30
         5.2      Further Assurances............................................................................30
         5.3      Access to Information; Audit..................................................................30
         5.4      Conduct of Business Pending Closing...........................................................30
         5.5      Prohibited Activities.........................................................................31
         5.6      Exclusivity       ............................................................................32
         5.7      Cooperation in Obtaining Required Consents and Approvals......................................32
         5.8      Tax Returns and Payments......................................................................32
         5.9      Cooperation on Tax Matters....................................................................32
         5.10     Certain Taxes     ............................................................................33
         5.11     Conversion of Company Options.................................................................33
         5.12     Buyer Stock Options...........................................................................33
         5.13     Company Technology............................................................................34

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
         6.1      Representations and Warranties; Performance of Obligations....................................34
         6.2      No Litigation     ............................................................................34
         6.3      Non-Competition Agreement.....................................................................35
         6.4      Opinion of Counsel............................................................................35
         6.5      Consents and Approvals........................................................................35
         6.6      Closing Certificate...........................................................................35

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
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         6.7      Due Diligence Review..........................................................................35
         6.8      No Material Adverse Change....................................................................35
         6.9      Related Party Agreements......................................................................35
         6.10     Closing Deliveries............................................................................36

7.       CONDITION PRECEDENT TO OBLIGATIONS OF THE MEMBERS
         7.1      Representations and Warranties; Performance of Obligations....................................36
         7.2      No Litigation     ............................................................................36
         7.3      Board Approval ...............................................................................36
         7.4      Assumption of Personal Guarantees.............................................................36

8.       INDEMNIFICATION
         8.1      General Indemnification by the Members........................................................36
         8.1.2    General Indemnification by Buyer..............................................................38
         8.2      Limitation and Expiration.....................................................................38
         8.3      Indemnification Procedures....................................................................39
         8.4      Survival of Representations, Warranties and Covenants.........................................41
         8.5      Remedies Cumulative...........................................................................41
         8.6      Right of Set-off .............................................................................41

9.       NON-COMPETITION
         9.1      Prohibited Activities.........................................................................41
         9.2      Confidentiality ..............................................................................43
         9.3      Damages ......................................................................................44
         9.4      Reasonable Restraint..........................................................................44
         9.5      Severability; Reformation.....................................................................44
         9.6      Independent Covenant..........................................................................44
         9.7      Materiality       ............................................................................44

10.      GENERAL
         10.1     Termination       ............................................................................44
         10.2     Effect of Termination.........................................................................45
         10.3     Successors and Assigns........................................................................45
         10.4     Entire Agreement .............................................................................45
         10.5     Counterparts      ............................................................................46
         10.6     Brokers and Agents............................................................................46
         10.7     Expenses .....................................................................................46
         10.8     Specific Performance; Remedies................................................................46
         10.9     Notices ......................................................................................46
         10.10    Governing Law ................................................................................47
         10.11    Severability      ............................................................................47
         10.12    Absence of Third Party Beneficiary Rights.....................................................47
         10.13    Mutual Drafting ..............................................................................48
         10.14    Further Representations.......................................................................48
         10.15    Amendment; Waiver ............................................................................48
         10.16    Public Disclosure ............................................................................48

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
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         10.17    Definition of Affiliate.......................................................................48
         10.18    Definition of Cause...........................................................................48
         10.19    Definition of Change of Control...............................................................49
         10.20    Operation of the Business Following Closing...................................................49
         10.21    Enforcement       ............................................................................49

Exhibits:
         Exhibit A         Form of Non-Competition Agreement
         Exhibit B         Form of Opinion of Counsel

Schedules attached to separate disclosure letter furnished by the Company:
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         2.2(a)            Permitted Liens
         3.4               Ownership of Company Interests
         3.5               Company Options
         3.9               Financial Statements
         3.10              Indebtedness
         3.13(a)           Storage Tanks
         3.13(c)           Environmental Permits
         3.14              Assets
         3.15(a)           Real Property
         3.15(c)           Use of Real Property
         3.16              Leases
         3.17              Significant Customers and Suppliers
         3.18              Customer Orders
         3.19(a)           Material Contracts
         3.21              Inventory
         3.22              Insurance
         3.24(b)           Company Benefit Plans and Company Benefit Arrangements
         3.24(e)           Officers, Directors and Key Employees
         3.26              Litigation
         3.27(a)           Company Intellectual Property
         3.27(n)           Consideration for Intellectual Property
         3.27(o)           Claims Regarding Intellectual Property
         3.27(r)           Persons with Rights in Company Intellectual Property
         3.27(u)           Development of Copyrighted Work
         3.27(v)           Third Party Agreements
         3.29              Warranties
         3.30(b)(ii)       Delinquent Taxes
         3.30(c)           Tax Elections
         3.31              Change in Circumstances
         3.31(e)           Accrued Bonuses
         3.32              Bank Accounts; Powers of Attorney
         5.12              Buyer Stock Options

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                        LLC INTERESTS PURCHASE AGREEMENT

       THIS LLC INTERESTS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 18th day of April 2000 (the "Effective Date"), by and among Aether Systems, Inc., a Delaware corporation ("Buyer"), NetSearch, LLC, an Arizona limited liability company (the "Company"), and ANE International, L.L.C., a limited liability company duly organized under the laws of the Island of Nevis; Peter M. Nassos, individually; Roger J. Hymen, individually; APPSware Holdings, Inc., an Arizona corporation; George E. and Joan B. Johnson, jointly and severally; Lucky LLC, an Arizona limited liability company; Tassos P. Nassos, individually; Line Drive LLC, an Arizona limited liability company; James L. Mann, individually; Steven R. & Juliet L. Shane Living Trust, a Texas trust; First Fidelity Insurance Company, Ltd., an insurance company duly organized and licensed under the laws of St. Vincent and the Grenadines; and Theodore H. Swindells, individually (each a "Member" and collectively, the "Members") and Augustine N. Esposito ("Mr. Esposito"), individually.

                                    RECITALS

       WHEREAS, the Company is engaged in the business of using wireless applications and advanced wireless technologies to increase the productivity of merchants selling products and services via the Internet, through its Merchant Notification System which (i) allows merchants to receive and reply to their on-line requests instantly via a pager-sized Wireless Intelligent Terminal; and
(ii) provides merchants with comprehensive tracking and accountability tools (the "Business");

       WHEREAS, the Members are all the Members and own all the membership interests (the "Interests") of the Company; and

       WHEREAS, the Members desire to sell, assign and transfer to the Buyer and the Buyer desires to purchase from the Members all Interests pursuant to the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     LLC INTERESTS PURCHASE AND RELATED MATTERS

       1.1 TRANSFER OF INTERESTS. Upon the terms and subject to the conditions hereof, at Closing (as defined in Section 2.1 hereof), each Member will sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from each Member, all of the outstanding Interests, free and clear of all Liens (as defined below) for the Purchase Price specified in Section 1.2 hereof. "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions

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imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Arizona Uniform Commercial Code or comparable Law (as defined in Section 3B.1 hereof) of any jurisdiction).

       1.2 PURCHASE PRICE. In consideration of the Members' sale, assignment, transfer and delivery of the Interests to Buyer, Buyer shall pay to the Members, pro rata in accordance with each Member's membership interest in the Company as set forth on Schedule 3.4, aggregate cash consideration in an amount equal to the sum of (i) Twenty-Five Million Dollars ($25,000,000), (the "Initial Purchase Price"), plus (ii) the Earn-Out Payments calculated in accordance with Section
1.5 hereof (collectively, the "Purchase Price"). The Initial Purchase Price shall be paid in immediately available funds at Closing. The Earn-Out Payments shall be paid in immediately available funds as specified in Section 1.3 hereof. In addition, Buyer shall also recommend to the administrator of the 1999 Equity Incentive Plan (the "1999 Plan") that all issued and outstanding Company Options (as defined in Section 3B.5) be replaced with nonqualified options from Buyer under the 1999 Plan, as specified in Section 5.11 hereof.

              (a) Holdback of Initial Purchase Price. At Closing, Buyer shall hold back and retain from the Initial Purchase Price the sum of One Million Dollars ($1,000,000) (which is 4% of the Initial Purchase Price) (the "Hold Back Sum") in order to satisfy any indemnification obligation from the Members to the Buyer as set forth in Section 8.1 hereof. On the second anniversary of the Closing Date, Buyer shall pay to the Members, pro rata in accordance with each Member's membership interest in the Company as set forth on Schedule 3.4, in immediately available funds, the Hold Back Sum, together with interest thereon at the prime rate as set forth in the Money Rates Section of the Wall Street Journal, less any amounts applied to satisfy any indemnification obligation from the Members to the Buyer.

              (b) Allocation of Initial Purchase Price. Members and Buyer shall determine by mutual agreement the allocation among the Assets (as defined in Section 3B.14 hereof) of the Initial Purchase Price (less the amount of the Hold Back Sum). Members and Buyer agree to make such allocations in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the accompanying regulations. Members and Buyer agree that no portion of the Initial Purchase Price shall be allocated to the Leased Real Property (as defined in Section 3B.15(a)(iii)) and that any revisions to the allocation to reflect payment to the Members of all or any portion of the Hold Back Sum or of the Earn-Out Payments shall not result in an allocation of any amount to the Leased Property. If Members and Buyer are unable to agree on the allocation of the Initial Purchase Price within 15 days after the Closing Date, the parties shall jointly appoint and engage an independent accounting or appraisal firm of national or regional repute (the "Arbiter") to resolve any dispute. The determination of the Arbiter shall be binding and conclusive on the parties, and the fees and expenses of the Arbiter shall be borne 50 percent by Members and 50 percent by Buyer. Buyer shall complete, execute, and timely file with the Internal Revenue Service with its Tax Return (as defined in Section
3.30 hereof), for the taxable year that includes the Closing Date, Internal Revenue Service Form 8594 (or such other Internal Revenue Service Form as may then be prescribed for use by applicable income tax regulations to comply with asset acquisition reporting requirements

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of Section 1060 of the Code and the accompanying regulations). Members shall comply with all Tax Return filing requirements with respect to sales of partnership interests. Buyer and Members shall by mutual agreement make appropriate revisions to the allocation to reflect payment to the Members of all or any portion of the Hold Back Sum or of the Earn-Out Payments, and shall comply with any applicable Tax reporting or filing requirements with respect thereto. Buyer and Members hereby agree to act in accordance with the allocation of the Purchase Price established pursuant to this Section 1.2(b).

       1.3 EARN-OUT. In addition to the Initial Purchase Price, Members will be entitled to receive the following earn-out payments as additional Purchase
Price:

              (a) Earn-Out Payment. Buyer shall pay the Members, pro rata in accordance with each Member's membership interest in the Company as set forth on
Schedule 3.4, an amount, if any, (each an "Earn-Out Payment" and collectively, the "Earn-Out Payments"), depending upon the amount of the Company's revenues during the 13 month period beginning on the first day of the calendar month that is at least 30 days following the Closing Date (the "Measuring Period"), as reflected on the Company's then current income statement (the "Company Revenues"), provided that such Company Revenues shall be subject to a minimum gross margin of at least 50%, consistent with generally accepted accounting principles (GAAP). For purposes of this Agreement, Company Revenues shall be limited to include only the following: (i) revenues (consistent with GAAP) during the Measuring Period; and (ii) prepaid revenues that have been collected by the Company during the Measuring Period or within 45 days thereafter. The Earn-Out Payment shall be made to Members in 4 installments with the first such installment, if any, made within 60 days following September 30, 2000 and the following 3 such installments, if any, made within 60 days following the end of each calendar quarter in the Measuring Period.

              (b) Amount of Earn-Out Payment. The amount of the Earn-Out Payment shall be determined as follows: If Company Revenues are less than $10.5 million, the Earn-Out Payment shall be zero. If Company Revenues are equal to or greater than $10.5 million, the Earn-Out Payment for the first $10,500,000 in Company Revenues shall be $20 million, and the Earn-Out Payment for each dollar in Company Revenues in excess of $10,500,000 shall be calculated based upon a linear progression by applying the formula:

                                    Y = 1.5X

where "Y" is the Earn-Out Payment and "X" is the Company Revenue. For example, if Company Revenues equal $20.5 million, the Earn-Out Payment shall be $35 million ($20 million Earn-Out Payment for the first $10,500,000 in Company Revenues, plus $15 million in Earn-Out Payment for the remaining $10,000,000 in Company Revenues). If Company Revenues equal or exceed $40.5 million, the Earn-Out Payment shall be $65 million, which shall be the maximum amount of the Earn-Out Payment under this Agreement.

              (c) No Assignment. The right to receive the Earn-Out Payment shall not be assignable by a Member except to another Member, without Buyer's prior written consent.

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              (d)    Earn-Out Deemed Earned. Notwithstanding any provision
herein to the contrary, the Earn-Out Payment shall be deemed to have been earned to the extent of $35,000,000, or such portion thereof not already paid, if
Buyer: (i) fails to make the payments described, and subject to the conditions specified, in Section 1.4; or (ii) terminates Mr. Esposito's employment without Cause (as defined in Section 10.18). Alternatively, the Earn-Out Payment shall be deemed to have been earned to the extent of $17,500,000, or such portion thereof not already paid, if Buyer sustains a Change in Control (as defined in Section 10.19), provided however, that Members shall have the right to increase the amount of such Earn-Out Payment subject to the terms and conditions set forth in Section 1.3(b) above, provided that the aforesaid $17,500,000 shall be deemed a credit against any such Earn-Out Payment and shall not be in addition to such Earn-Out Payment.

       1.4 CAPITAL CONTRIBUTION TO COMPANY WORKING CAPITAL. Seller has presented to Buyer its current sales and marketing plan (the "Plan"). Based upon projections set forth in the Plan and information currently available to Buyer, Buyer intends to support the Plan, as provided below, based upon its current expectations about future events, which are subject to risks and uncertainties. In light of the foregoing, during the first six (6) full calendar months following Closing, Buyer shall make capital contributions to the Company of at least $600,000 per month to support Company working capital and implementation of the Plan. Following this initial six month period, Buyer shall compare actual results with the initial projections upon which Buyer based its initial support of the Plan, and in the event that Buyer determines, in its sole discretion, that actual results differ from the projections, then Buyer may elect to reevaluate its continuing support of the Plan and may limit or discontinue any further capital contributions to the Company to fund implementation of the Plan. In the event that Buyer determines, in its sole discretion, that actual results are consistent with, or better than, the projections, then Buyer shall, during the second six (6) full calendar months following Closing, continue to make capital contributions to the Company of at least $600,000 per month to support Company working capital and implementation of the Plan. Notwithstanding the foregoing, Buyer shall have no further or continuing obligation to make any capital contributions to the Company, as set forth above, in the event that: (i) Buyer terminates Mr. Esposito's employment for Cause (as defined in Section 10.18); (ii) Mr. Esposito dies; (iii) Mr. Esposito becomes disabled and is unable to satisfy all of his obligations as an employee of the Company or under this Agreement as a result thereof, as determined by Buyer in its sole discretion; or (iv) Mr. Esposito voluntarily terminates his employment with the Company.

       1.5    MEMBERS' REPRESENTATIVE.

              (a) Each Member by signing this Agreement designates Mr. Esposito to be the Members' representative for purposes of this Agreement. If Mr. Esposito is unable or unwilling to serve, the Members who held a majority of the Interests prior to Closing shall designate a Members' representative. By his or her execution of this agreement, such Member covenants and agrees that he or she shall be bound by any and all actions taken by the Members' representative on their behalf.

              (b) Buyer shall be entitled to rely upon any communication or writings given or executed by the Members' representative. All notices to be sent to Members pursuant to this

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Agreement may be addressed to the Members' representative and any notice so sent shall be deemed notice to all of the Members hereunder. The Members hereby consent and agree that the Members' representative is authorized to accept notice on behalf of the Members pursuant hereto.

              (c) The Members' representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Member, coupled with an interest, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Members' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Members hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Member, by operation of law, whether by death or other event.

       1.6 ACCOUNTING TERMS. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

2.     CLOSING

       2.1 LOCATION AND DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering, 100 Light Street, Baltimore, Maryland 21202 at 10:00 a.m. on April 19, 2000, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as the Buyer, the Company and the Members may mutually agree, which date shall be referred to as the "Closing Date."

       2.2 DELIVERIES. The Members shall deliver to Buyer the following at the Closing: (a) assignments of Interests, duly executed by the Members or accompanied by assignment powers duly endorsed in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Members' expense, affixed and canceled, and any other documents that are necessary to transfer to Buyer good and marketable title to such Interests free and clear of all Liens; (b) resignations of such officers, managing members and employees of the Company as Buyer may require; (c) the original books and ledgers of the Company, including originals of minutes of all Members' meetings; (d) such releases and termination statements as are necessary for the termination and release of any and all Liens on the Assets or the Company, except for those permitted Liens set forth on
Schedule 2.2(a); (e) a duly executed bring-to-date certificate dated as of the Closing Date with respect to the matters set forth in Sections 6.1, 6.2 and 6.8 hereof; (f) an opinion of counsel as required by Section 6.4 hereof; (g) a duly executed Closing Certificate as required by Section 6.6 hereof; and (h) all other documents, certificates, instruments or writings required to be delivered by the Members or the Company at or prior to the Closing pursuant to this Agreement or as otherwise reasonably requested by Buyer's counsel.

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3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

       For purposes of this Agreement, the Company, and any Member that is a legal entity, shall be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, member, partner, executor, or trustee of the Company or such Member, or in any similar capacity, has, or at any time had, knowledge of such fact or other matter, or if any director or officer of the Company or such Member could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Any Member who is an individual person shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

       All Schedules referred to in this Agreement shall be attached to a separate disclosure letter, dated as of the date of this Agreement, from the Company to Buyer.

       A. MEMBERS. To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Member, severally and not jointly, represents and warrants to Buyer as follows:

       3A.1   EXECUTION, DELIVERY, VALIDITY AND ENFORCEABILITY. Member has the
power and authority to enter into this Agreement and to carry out his, her or its respective obligations contemplated hereby. This Agreement has been duly executed and delivered by such Member and, assuming the due authorization, execution and delivery thereof by Buyer, constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

       3A.2   OWNERSHIP OF INTEREST. Member holds of record, has good and valid title and owns beneficially the number of units of Interest set forth next to his, her or its name on Schedule 3.4, free and clear of all Liens, and upon delivery of such Interest by such Member and payment therefor by Buyer at Closing, good and valid title to such Member's Interest, free and clear of all Liens, will pass to Buyer. Upon payment of the Purchase Price for such Member's Interest, all of Member's rights with respect to any equity interest in the Company and any claim against the Company shall be extinguished (other than, to the extent applicable, in Member's capacity as an employee of the Company, in respect to the Company 2000 Stock Plan, and the rights and obligations provided under the Company Operating Agreement). Except as set forth on Schedule 3.4 and
Schedule 3.5, such Member is not a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any issued or unissued security of the Company.

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       3A.3   ABSENCE OF CLAIMS AGAINST THE COMPANY. Such Member does not have any claim of any kind against the Company (other than, to the extent applicable, in Member's capacity as an employee of the Company, in respect to the Company 2000 Stock Plan, and the rights and obligations provided under the Company Operating Agreement), nor has such Member assigned any such claims to any third party.

       3A.4   NO CONFLICT. The execution, delivery and performance of this
Agreement by such Member does not, and the consummation by such Member of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of or default under, or the acceleration of any obligation or the creation of any Lien on the assets of such Member pursuant to, any Contracts binding upon such Member (in each case, with or without notice, lapse of time or both) or any Law or governmental or non-governmental permit or license to which such Member is subject or (b) any change in the rights or obligations of any party under any of the Contracts specified in clause (a) above.

       3A.5   DISCLOSURE. No representation or warranty by such Member in this
Agreement or any Exhibit or Schedule hereto, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

       3A.6   CONSENTS AND APPROVALS. All necessary consents and approvals of and filings with any Person (including without limitation all Third Party Consents and Governmental Consents), relating to the consummation by the Members of the transactions contemplated herein, shall have been obtained and made.

       B. COMPANY. To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, (i) the Company, and (ii) the following persons: Mr. Esposito (Managing Member and CEO), Roger J. Hymen (Secretary), Deirdre M. Baker (Director of Technology) and Christopher J. Scoggin (Controller), solely for purposes of imputing knowledge to the Company; represent and warrant to Buyer as follows:

       3B.1   DUE ORGANIZATION. The Company is duly organized, validly existing and in good standing under the laws of Arizona and is duly authorized and qualified to do business under all applicable laws, orders, judgments, rules, codes, regulations, requirements, variances, decrees or ordinances of any Governmental Authority (as defined in Section 3B.12 hereof) (individually, a "Law" and collectively, "Laws"), to own its properties and to carry on its Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not reasonably be expected to have a material adverse effect on the rights of Buyer hereunder or on the Business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). The Company is authorized or qualified to do business only in the state of Arizona and in no other jurisdiction. The Company has delivered to Buyer true, complete and correct copies of the Articles of Organization and Operating Agreement, each as amended, of the Company (collectively, the "Charter Documents.") The Company is not in violation of, in conflict with or in default under any Charter Documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default. The minute books of the

Company shall be delivered to Buyer at Closing and are correct and complete in all material respects.

       3B.2   AUTHORIZATION; VALIDITY. The Company has full power and authority to operate and carry on its Business as presently conducted, and to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Each Member has the full legal right, power and authority to enter into this Agreement and the transactions and other agreements and instruments contemplated hereby. This Agreement and all other agreements and instruments to be executed and delivered by the Company and each of the Members in connection herewith, when executed and delivered by the Company and each of the Members, shall have been duly and validly authorized, executed and delivered by the Company and each of the Members. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the manager of the Company and by each Member individually, and constitute the valid and binding obligations of the Company and each of the Members, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws.

       3B.3   NO CONFLICTS. The execution, delivery and performance of this
Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with, or result in a breach or violation of any of the Charter Documents; (b) conflict with, breach, violate, accelerate or increase the obligations under, or result in a default under any document, agreement or other instrument to which the Company or any Member is a party or by which the Company or any Member or any of their respective properties, rights or assets are bound, or result in the creation or imposition of any Lien on any of the Company's or any Member's properties, rights or assets; (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; (d) violate any Law to which the Company or any Member or any of their respective properties, rights or assets are subject or by which the Company or any Member or any of their respective properties, rights or assets are bound, together with all rules and regulations promulgated thereunder); or (e) constitute an event which, after notice or lapse of time or both, would result in such conflict, breach, violation, default, creation or imposition of any Lien, termination or impairment.

       3B.4   MEMBERSHIP INTERESTS IN THE COMPANY. The respective designations and numbers of outstanding membership interests are as set forth in Schedule
3.4. All of the issued and outstanding Interests have been duly authorized and validly issued, and are owned of record and beneficially by the Members in the amounts set forth in Schedule 3.4 free and clear of all Liens. All of the issued and outstanding Interests were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal Laws concerning the issuance, offer and sale of securities. None of such Interests was issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no voting agreements or voting trusts with respect to any of the outstanding Interests.

       3B.5   TRANSACTIONS IN COMPANY INTERESTS. Except for the options set forth in Schedule 3.5 (each a "Company Option" and collectively, the "Company Options"), no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any Interest in the Company or other securities of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or other securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer shall be the record and beneficial owner of all outstanding Interests in the Company and all rights to acquire Interests in the Company. All Company Options were granted in accordance with applicable federal and state securities and corporate laws.

       3B.6   TITLE AND OWNERSHIP. Each of the Members has the full power and authority to convey the respective Interests owned by them free and clear of any Liens and upon delivery of the Interests herein provided, the Members will convey good title thereto free and clear of any Liens. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding Interests in the Company and all rights to acquire interests of the Company. None of the Members is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any issued or unissued security of the Company.

       3B.7   SUBSIDIARIES. The Company has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

       3B.8   COMPLETE COPIES OF MATERIALS. The Company and the Members have delivered to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that has been requested by Buyer or its agents from them respectively in connection with this Agreement or that is referred to in the Schedules attached hereto.

       3B.9   FINANCIAL STATEMENTS. Schedule 3.9 includes true, complete and correct copies of (a) the Company's audited balance sheets as of December 31, 1998 and 1999, and income statements for the years ended December 31, 1998 and December 31, 1999, and (b) the Company's unaudited balance sheet as of February 29, 2000 (the "Balance Sheet Date") and unaudited income statement for the 2 month period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP, consistently applied. The balance sheets and income statements included in the Company Financial Statements are true, complete and correct and present fairly the consolidated financial condition of the Company as of the dates indicated thereon, and for the periods indicated thereon, respectively. Since the Balance Sheet Date, there have been no material changes in the Company's accounting policies (including any change in depreciation or amortization policies or rates) and no revaluation by the Company of any of its Assets (as defined in
Section 3B.14 hereof) or Real Property (as defined in Section 3B.15 hereof) and there has been no Material Adverse Change (as defined in Section 6.8 hereof) in the financial position of the Company.

       3B.10 LIABILITIES AND OBLIGATIONS. The Company is not liable for or subject to any liabilities except for (a) those liabilities reflected on the most recent balance sheet included in the Company Financial Statements and not previously paid or discharged, (b) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material, and (c) those liabilities set forth on Schedule 3.10. For purposes of this Section 3B.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 3.10 contains a list of all liabilities of the Company not listed on the Company Financial Statements.

       3B.11 ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to Buyer a true, correct and complete list, as of a date not more than seven (7) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Members), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. On the Closing Date, the Company will deliver to Buyer an accurate list, as of a date not more than seven (7) business days prior to the Closing Date, of the accounts and notes receivable of the Company, which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. All accounts receivable of the Company that are reflected on its books and records as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of any respective reserves shown on the Company's Financial Statements as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves and the foregoing sentence, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

       3B.12 PERMITS. The Company owns or holds all licenses, franchises, permits and other authorizations and approvals of any federal state, local, foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (each a "Governmental Authority" and collectively, "Governmental Authorities"), the absence of any of which, individually or in the aggregate, could have a Material Adverse Effect (the "Material Permits"). The Material Permits are valid, and the Company has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. No present or former Member, officer, manager or employee of the Company or any Affiliate thereof, or any corporation, limited liability company, association, partnership, organization, trust, joint venture, or other legal entity, or any individual, group of individuals or Governmental Authority (collectively, "Persons"), owns or has any proprietary, financial or other interest (direct or indirect) in any Material Permits. The Company has conducted and is conducting its Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable Laws and is not in violation of any of the foregoing except where such non-compliance or violation would not, individually or in the aggregate, have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Material Permit.

       3B.13  ENVIRONMENTAL MATTERS.

              (a) Hazardous Material. Except as set forth on Schedule 3.13(a), no underground or aboveground storage tanks and, to the Company's or any Member's knowledge, no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state, local or other applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. Schedule 3.13(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property owned or leased by the Company.

              (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any Law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Law promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

              (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other Business of the Company as such activities and Business are currently being conducted. All Environmental Permits are in full force and effect. The Company is in compliance with all terms and conditions of the Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Laws of all Governmental Authorities relating to pollution or protection of health or the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's or any Member's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 3.13(c) includes a listing and description of all Environmental Permits currently held by the Company.

              (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, notice of violation, investigation, or claim is pending, or to the knowledge of the Company or any Member, threatened against the Company concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity. To the Company's or any Member's knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could result in an action, proceeding, revocation proceeding, amendment procedure, writ, injunctive, notice of violation, investigation, or claim against the Company (or any Person whose liability the Company has retained or assumed, either by contract or operation of law) concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity, or otherwise relating to pollution or protection of health or the environment.

       3B.14 ASSETS. The Company has good and valid title to, or a valid leasehold interest in, all of the assets, rights and properties owned by the Company or used or held for use by it in connection with the Business, free and clear of all Liens ("Assets"). The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business after the Closing Date substantially in the same manner as conducted prior to the Closing Date. All of the tangible Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the conduct of the Business. Schedule
3.14 sets forth an accurate list of all personal property (i) included on the most recent balance sheet included in the Company Financial Statements, or (ii) owned or leased by the Company with a current book value in excess of $10,000.

       3B.15  REAL PROPERTY.

              (a)    For purposes of this Agreement,

                     (i) "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

                     (ii) "Owned Real Property" means all the Real Property owned by the Company; and

                     (iii) "Leased Real Property" means Real Property leased by the Company, all of which is identified on Schedule 3.15(a).

              (b) The Company does not now and has never had any interest in Real Property (as such term is defined in Treas. Reg. Section 1.897-1(d)(2)) other than its existing interest in the Leased Real Property. Schedule 3.15(a) contains a complete and accurate description of all Leased Real Property (including street address, legal description (where known), owner, and Company's use thereof) and to the knowledge of the Company, any Liens, covenants, easements, restrictions, encroachments, or leases on the Leased Real Property. The Real Property listed on Schedule 3.15(a) includes all interests in real property necessary or desirable to conduct the Business and operations of the Company as currently conducted.

              (c)    To the knowledge of the Company and except as set forth in
Schedule 3.15(c):

                     (i) The Real Property and all present uses and operations of the Real Property comply with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting such property. The Company has obtained all approvals of Governmental Authorities (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Real Property.

                     (ii) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                     (iii) There are no parties other than the Company in possession of any of the Owned Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property or any portion thereof.

                     (iv) All structures and all structural, mechanical and other physical systems that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at such property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a "defect" shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. No maintenance or repair to the Real Property or any Tangible Asset with respect to the Real Property has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into the Real Property, including any subterranean portions, that would impair beneficial use of the Real Property.

                     (v) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Business are fully operable and are adequate to service such property in the operation of the Business as presently conducted and to permit full compliance with the requirements of all Laws in the operation of such Business as presently conducted. To the knowledge of the Company, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to water, sewer or other utility services presently serving such Real Property.

                     (vi) None of the equipment at the Real Property or the operation or maintenance thereof, or the conduct of the Business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other restriction affecting such property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business as presently conducted does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

                     (vii) No portion of the Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

                     (viii) There are, to the Company's knowledge, no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein, except for such rights held or enjoyed by the Company. The Company has not transferred any air rights or development rights relating to the Real Property.

                     (ix) All real property Taxes that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

              (d) The Leased Property has, and on the Closing Date will have, a fair market value of zero on the Company Financial Statements.

       3B.16 LEASES. Schedule 3.16 sets forth a list of each oral or written lease or agreement (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any Assets or Real Property (individually, a "Lease" and collectively, the "Leases"). Each Lease that is identified on Schedule 3.16 is in full force and effect and enforceable against the parties thereto, in accordance with its terms, and there does not exist any material violation, breach or default, nor any event which with the giving of notice or passage of time, or both, would constitute a violation, breach or default, by any party thereto. The Company has not received notice of default under any Leases, and there are no material maintenance or capital improvement obligations thereon in an amount over Five Thousand Dollars ($5,000.00). No Lease is subject or subordinate to any Lien. Prior to the date hereof, the Company has delivered to Buyer copies of the Leases and all material correspondence related thereto. Each Asset and item of Real Property subject to a Lease is in a condition suitable for return to the lessor under the terms of such Lease without payment of any penalty or forfeiture of a security deposit or any portion thereof.

       3B.17 SIGNIFICANT CUSTOMERS AND SUPPLIERS. Schedule 3.17 is a true and correct customer list showing the ten (10) largest customers (the "Significant Customers") and the ten (10) largest suppliers (the "Significant Suppliers") for the Company during the preceding twelve (12) month period. Since January 1, 2000, no Significant Customer or Significant Supplier has: (i) stopped or indicated an intention to stop trading with or supplying the Company, (ii) reduced, or indicated an intention to reduce, its trading with or provision of goods or services to the Company, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to trade with or supply the Company. To the knowledge of the Company, no Significant Customer or Significant Supplier is reasonably likely, as a result of the transactions contemplated by this Agreement, to: (i) not trade with or supply the Company,

(ii) reduce substantially its trading with or provision of goods or services to the Company, or (iii) change the terms and conditions on which it is prepared to trade with or supply the Company. The Company has no knowledge of any facts, conditions or events which might give rise to a claim by the Company against any of its customers or suppliers or any claim by a customer or supplier against the Company. Except as disclosed on Schedule 3.17, the Company has not entered into any agreement or commitment with customers or suppliers, except in the ordinary course, consistent with past practice. None of the Company's suppliers are the sole source of such supply, provided however, that the Company's Business is conducted exclusively on the BellSouth network and at present, uses exclusively the Research in Motion 950 Interactive Pager.

       3B.18 CUSTOMER ORDERS. Schedule 3.18 lists all pending customer orders for the Company as of the date set forth on Schedule 3.18. All such customer contracts were entered into in the ordinary course of business, consistent with past practice. No such customer contracts are or will be at prices which, based on the Company's past experience and current and anticipated costs, are or can reasonably be expected to result in a negative contribution margin to the Business.

       3B.19  MATERIAL CONTRACTS AND COMMITMENTS.

              (a) Schedule 3.19(a) contains an accurate list of (i) all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or any of its Assets or Real Property are bound that may give rise to obligations, liabilities or benefits exceeding $10,000 or that are otherwise material to the Company,
(ii) all contracts, commitments, leases, instruments, agreements or licenses, written or oral, between the Company and any officer, director, Member or Affiliate of the Company, (iii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness relating to the Company, or to which the Company is a party or by which it or any of its Assets or Real Property are bound, (iv) all manufacturers' representatives or agents agreements, selling agents agreements and other agreements (whether written or oral) pursuant to which the Company sells or distributes its products regardless of the size or term of such agreements, (v) all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, relating to the Company, or to which the Company is a party or by which it or any of its Assets or Real Property are bound, which relate to any Intellectual Property (as defined in Section 3B.27 hereto), and (vi) the Leases (collectively, the "Material Contracts"). The Company has delivered to Buyer true, complete and correct copies of each of the Material Contracts.

              (b)    Each Material Contract, except those terminated pursuant to
Section 6.9 hereof, is in full force and effect and is a legal, valid, binding and enforceable obligation of or against each of the parties thereto. Neither the Company nor any other party to any Material Contract is currently in breach of or in default under, or has improperly terminated any Material Contract, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default or termination. There are no Material Contracts that were not negotiated at arm's length

              (c) Except as set forth on Schedule 3.19(a), no consents, waivers, approvals, orders or authorizations of or from any Persons are (i) required in connection with any of the transactions contemplated hereby, or (ii) necessary or advisable in order that any Material Contract remain in effect without modification after the transactions contemplated hereby and not give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit (the consents set forth on Schedule 3.19(a) are hereafter referred to as the "Third Party Consents"). The Company and the Members have obtained, or will obtain prior to the Closing Date all Third Party Consents.

              (d) Since its inception, the Company has not been a party to any contract, commitment, agreement or other arrangement with any of the Company's current or former officers, directors or Members or, to the knowledge of the Company, any Affiliate of such persons, except for employment agreements with its employees or agreements for the performance of services as set forth on
Schedule 3.19(a). The outstanding balance on any and all loans, credit agreements and guarantees between the Company and any Member or any Affiliate of any Member has been or will be paid and satisfied in full at or prior to the Closing Date.

       3B.20  GOVERNMENTAL CONTRACTS.

              (a) The Company is not, and has never been, a party to any governmental contracts.

              (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government.

              (c) The Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

              (d) The Company has no dispute pending before a contracting office of, nor any current claim (other than accounts receivable) pending against, any agency or instrumentality of the United States Government, relating to a contract.

              (e) No employee, agent, consultant, representative, or Affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

       3B.21 INVENTORY. Except as set forth on Schedule 3.21, all of the Company's inventory relating to the Business, including, without limitation, spare parts and other items (the "Inventory"), consists of items of a quality and quantity that are usable or salable in the ordinary course of business, and there are no damaged, excess or obsolete items which are included in the value of the Inventory shown on the most recent balance sheet included in the Company Financial Statements. The values at which the Company's inventories are carried reflect the inventory valuation policy of stating inventories at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, excess or obsolete items, computed in accordance with GAAP and consistent with past practice.

       3B.22 INSURANCE. Schedule 3.22 sets forth an accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received since inception. The Company has delivered to Buyer true, complete and correct copies of all such insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company. To the knowledge of the Company or the Members, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

       3B.23 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Company:

              (a) the Company complies and has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Company's knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies;

              (b) the Company is not engaging and has not engaged in any unfair labor practice, and there is not now, nor since inception has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

              (c) no labor union represents or has ever represented the Company's employees and no collective bargaining agreement is or had been binding against the Company, nor is any agreement under negotiation. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Company's knowledge, been threatened;

              (d) no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting the Company; and

              (e) all persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

       3B.24  EMPLOYEE BENEFIT PLANS.

              (a)    Definitions.

                     (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors (other than any obligation, arrangement, custom or practice that is a Benefit Plan), including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, stay or retention bonuses or compensation, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                     (ii) "Benefit Plan" means an employee benefit plan as defined in Section 3(3) of ERISA, whether or not otherwise exempt from ERISA by that or another section and whether or not maintained under U.S. law.

                     (iii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, employees, or agents of the Company.

                     (iv) "Company Benefit Plan" means any Benefit Plan for which the Company is or has been the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan the Company has maintained or to which it is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of the Company, and any Qualified Plan that was terminated since January 1, 1989.

                     (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                     (vi) "ERISA Affiliate" means any Person that, together with the Company, would be or was at any time treated as a single employer under
Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                     (vii) "Qualified Plan" means any Company Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

              (b) Schedule 3.24(b) contains a complete and accurate list of all Company Benefit Plans and Company Benefit Arrangements.

              (c) With respect, as applicable, to Benefit Plans and Company Benefit Arrangements:

                     (i) neither the Company nor an ERISA Affiliate maintains or has ever maintained any Qualified Plan;

                     (ii) the Company has no liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Benefit Plan maintained by any of its predecessors;

                     (iii) each Company Benefit Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA (including disclosure and reporting rules) and other domestic and foreign Laws, including federal and state securities Laws;

                     (iv) there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Benefit Plans or Company Benefit Arrangements, nor is there any basis for any such claim or lawsuit;

                     (v) no Company Benefit Arrangement contains any provision or is subject to any Law that would prohibit the transactions contemplated by this Agreement or that would give rise to any acceleration or vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and the Company has obtained or will before the Closing Date obtain the consent of all option holders to the action described in Section 5.11 hereof;

                     (vi) all group health plans of the Company and any ERISA Affiliates have been operated to the extent applicable in material compliance with the requirements of COBRA and Section 5000 of the Code and the Health Insurance Portability and Accountability Act; the Company has no liability under or with respect to COBRA or the equivalent provisions of ERISA, whether for its own actions or omissions or those of its predecessors; no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than to the extent applicable under COBRA or other applicable law;

              (d) Since its inception, the Company has never received a workers' compensation claims.

              (e) Schedule 3.24(e) sets forth an accurate list, as of the date hereof, of all officers, directors, and key employees of the Company (and any other employees who earned at least $40,000 in 1999) and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions of each attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof. This schedule also shows totals accrued but unpaid for vacation, sick leave, and incentive bonuses for all employees.

       3B.25 CONFORMITY WITH LAW. The Company has conducted its Business, and the Assets and Real Property of the Company have been owned, used, operated and maintained, in full compliance with all applicable Laws of any Governmental Authority. The Company is not now in violation of any applicable Laws of any Governmental Authority.

       3B.26 LITIGATION. Except as set forth on Schedule 3.26, there are no claims, actions, suits, proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against or affecting the Company, any of the Members, any of their respective assets, rights or properties, or seeking to prevent or delay the transactions contemplated under this Agreement and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, by arbitration or otherwise) against the Company or against any of its Assets, Real Property or the Business. Except as set forth on Schedule 3.26, all litigation and claims identified on Schedule 3.26 are covered in full by the Company's liability insurance (subject to applicable deductibles, which have been reserved for in the Company's books and records and identified thereon) and are being defended by and at the cost of the Company's liability insurance carrier.

       3B.27  INTELLECTUAL PROPERTY.

              (a) Schedule 3.27(a) lists: (i) all applications and registrations for patents, copyrights, trademarks, service marks and trade dress which are included in the Company Intellectual Property (as defined below) and are owned by or on behalf of the Company; (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development, including a list of marketing, research, development or any other current or future official business related projects currently under consideration, by the Company; (iii) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company authorizes any other person to use the Company Intellectual Property or exercise any other right with regard thereto and (iv) all material Third Party Intellectual Property (as defined below). As used herein, the following terms shall have the following meanings:

              (i) "Intellectual Property" means (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, technology, inventions, manufacturing processes, supplier lists, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), moral rights, computer software programs or applications (in both source and object code form), and all applications, renewals and registrations for any of the foregoing; (ii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein;
(iii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; (iv) all other tangible or intangible proprietary information and materials owned or held by or on behalf of the intellectual-property holder.

              (ii) "Company Intellectual Property" means all Intellectual Property owned by the Company, other than Third Party Intellectual Property, that is being, has been, or is reasonably anticipated by the Company to be, used, or is currently under development for use, in the Business of the Company.

              (iii) "Third Party Intellectual Property" means all Intellectual Property owned by or on behalf of persons other than the Company that is being, has been, or is reasonably anticipated by the Company to be, used, or is currently under development for use, in the Business of the Company.

              (b) In addition to Intellectual Property defined above, Company Intellectual Property also consists of any and all rights of the Company to inventions conceived or reduced to practice on or before the Closing Date by Company employees, officers or any party that has an obligation to assign such inventions to the Company.

              (c) The Company has all rights, title and interest in the Company Intellectual Property as shown on Schedule 3.27(a), and all necessary licenses, permissions and other rights in the Third Party Intellectual Property, necessary to carry out the Business of the Company as it has been, is currently, or is reasonably anticipated (as of the date of this Agreement and as of the Closing) by the Company to be, conducted.

              (d) The Company is the rightful owner of any and all rights in Company Intellectual Property for its current technologies or those under development by the Company on or before the Closing Date, including without limitation rights to make, use, import, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property and products embodying the Company Intellectual Property, in all fields of use, in each country in which the Company conducts Business, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses, except to the extent that payment is due or will be due for development in process.

              (e) The Company has obtained the rights to all Patent Applications included in the Company Intellectual Property in writing from Mr. Esposito and third parties, including independent contractor and sub-contractors, to assign, license, sublicense, transfer or grant any and all the rights and licenses conveyed under this Section.

              (f) All necessary registration, maintenance and renewal fees currently due have been made with respect to, and all necessary documentation, recordations and certifications have been filed with the relevant authorities for purposes of maintaining, all Company Intellectual Property applications and registrations listed on Schedule 3.27(a).

              (g) The Company's employees and officers have taken any and all reasonably necessary steps to protect material Company Intellectual Property, including securing patent, copyright, trademark, trade secret, mask works or other intellectual property rights, as appropriate, in works of authorship, inventions, trade secrets and other confidential information conceived or reduced to practice on or before the Closing Date. The Company's employees and officers have exercised reasonable efforts and due diligence to protect Company Intellectual Property and has not engaged or will not engage in an act or omission that would prevent, now, or in the future, securing or protecting Company Intellectual Property and rights in current technologies or those under development. Each of Company and its Subsidiaries, employees, or officers has not engaged in any act or omission that would constitute a bar to the U.S. patentability of any patent applications listed on Schedule 4.15(a), or any patent applications being prepared for filing, including but not limited to, any publication, public use, or offer for sale of an invention.

              (h) Each of the Company's employees, or officers has complied with the required duty of candor before the United States Patent and Trademark Office in connection with any patent application filed on behalf of the Company or in connection with any Company Intellectual Property.

              (i) The Company's current use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Company Intellectual Property currently reasonably anticipated by Company (including rights in any product, work, technology, service or process) does not, to Company's knowledge, interfere with, infringe upon, or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other Intellectual Property right, right of privacy or right in personal data of any person.

              (j) The Company's commercially available products, including hardware or software products and tools, services, or technologies, either alone or in combination, do not, to Company's knowledge, infringe any patent or other intellectual property right or similar right of a third party.

              (k) The current versions of the Company's products substantially conform to the current published specifications and marketing materials relating to such products.

              (l)    [Intentionally Omitted]

              (m) The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will the Company be, in violation or default of any license, sublicense or other agreement to which the Company is a party or otherwise bound. The consummation of the transactions contemplated by this Agreement will not trigger the release of any of the Company's source code to any third party. The Company is not in breach or default in any respect under any agreement or arrangement relating to Third Party Intellectual Property, nor has the Company given or received a notice of default under any agreement or arrangement relating to Third Party Intellectual Property incorporated in the Company's products, including hardware or software products and tools, services, or technologies. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will continue to be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

              (n) Except for payments due or to become due to independent third parties for services rendered in connection with the Company Intellectual Property, or as set forth in Schedule 3.27(n), the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company in the Company Intellectual Property or the Third Party Intellectual Property.

              (o) Except as set forth in Schedule 3.27(o), no claim, complaint, demand or notice has ever been alleged, asserted or threatened by any Person, nor are there, nor has there ever been, any valid grounds for any bona fide claim, complaint, demand or notice of any such kind (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, (ii) charging that the Company has not performed its obligations under any license, sublicense, or agreement relating to the Third Party Intellectual Property, (iii) to the effect that the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or Company's reasonably anticipated use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Company Intellectual Property (including rights in any product, work, technology, service or process as used, provided or offered at any time) interferes with, infringes upon, or misappropriates or will interfere with, infringe upon, or misappropriate any Intellectual Property or other proprietary or personal right of any person.

              (p) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

              (q) No parties other than the Company possess any current or contingent rights to any source code which is part of the Company Intellectual Property.

              (r) Schedule 3.27(r) lists all Persons who have created any portion of, or otherwise have any rights as authors or inventors in or to, the Company Intellectual Property for its Patent Applications. Company has secured from all such Persons, including all Persons currently or formerly employed or engaged as an employee or consultant, valid and enforceable written assignments of any such work or other rights, confidentiality agreements, and non-disclosure agreements for the purpose of protecting the confidential information of Company and has provided true and complete copies of such assignments and agreements to the Buyer.

              (s) Support and maintenance provisions relating to Company Intellectual Property are included in the Company's standard contracts with its customers.

              (t) The Company has not granted any exclusive licenses in the Company Intellectual Property to third parties, and no Person has a license to use or the right to acquire a license to use any future version of Company's software programs or any future product based on the Company Intellectual Property other than a right to license such updates to, new releases of and new versions of Company's software programs that Company makes generally available to its licensees.

              (u) Schedule 3.27 (u) hereto lists all the persons, including current, employees, former employees, and third-party developers, that have been involved in any way with developing copyrighted work, including but not limited to developing source code, in connection with Company Intellectual Property.

              (v) Schedule 3.27 (v) hereto list all third-part agreements that are entered into by the Company in connection developing copyrighted work, including but not limited to developing source code, in connection with Company Intellectual Property; and

              (w) Company either owns or licenses the copyright to any source code or object code contained in Company Intellectual Property.

       3B.28 BOOKS AND RECORDS. The Company has made and kept (and given Buyer access to) books and records and accounts, which in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any transactions, bank account or used any corporate funds except for funds which have been and are reflected in its normally maintained books and records.

       3B.29 WARRANTIES. Schedule 3.29 sets forth a description of all the warranties and guarantees given by the Company and any of its Affiliates to any customer in connection with the sale of its products and services. Except as described on Schedule 3.29, (i) no claims have been made or are, to the knowledge of the Company, threatened under the Company's or any of its Affiliates' warranties, (ii) there exists no event or circumstance, which after notice or the passage of time or both, might create or result in liabilities or obligations under the Company's or any of its Affiliates' warranties, (iii) there are no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any product of the Company or any of its Affiliates are unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory, (iv) there is no design, manufacturing or other defect in any model or type of product or product specification of the Company or any of its Affiliates, and, (v) there have not been any mandatory or voluntary product recalls with respect to any products of the Company or any of its Affiliates and there is no fact relating to any product of the Company or any of its Affiliates that may impose a duty on the Company or any of its Affiliates to recall any product or warn customers of a defect in any product of the Company or any of its Affiliates. The warranty reserves reflected on the Company Financial

Statements are set forth on Schedule 3.29 and have been computed in accordance with GAAP, consistent with past practice and such reserves are adequate for all warranty claims.

       3B.30  TAXES.

              (a)    For purposes of this Agreement:

                     (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause
(a) as a result of transferee liability or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

                     (ii) The term "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

              (b)    (i)    All Tax Returns required to be filed on or before
the date hereof by or on behalf of the Company have been filed, and such Tax Returns are true, correct, and complete in all respects.

                     (ii) Except as set forth on Schedule 3.30(b)(ii), the Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                     (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's unaudited balance sheet as of the Balance Sheet Date, and the amount of the Company's liability for unpaid Taxes for all taxable periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                     (iv) There is no action, suit, proceeding, investigation, audit, examination or claim now proposed or pending against or with respect to the Company in respect of any Tax or Tax Return, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

                     (v) The Company has a taxable year ending on December 31, in each year commencing 1998.

                     (vi) The Company currently uses the accrual method of accounting for income Tax purposes. The Company has not applied for or agreed to, and is not and will not be required to, make any adjustments under Code
Section 481(a) as a result of a change in accounting methods.

                     (vii) The Company has withheld and paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                     (viii) The Company has not requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of Company since its inception have been made available to and delivered to Buyer.

                     (ix) There are (and as of immediately following the Closing there will be) no Liens on the Assets or the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                     (x) To the best of the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets or the Company or otherwise have a Material Adverse Effect.

                     (xi) None of the Assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                     (xii) There are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                     (xiii) The Company is not, nor has it ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and the Company has not assumed the Tax liability of any other Person under contract.

                     (xiv) The Company does not and will not have up to and including the Closing Date any interest in any corporation with respect to which the Company owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                     (xv) The Company does not have any liability for the Taxes of any individual or entity other than the Company as a transferee or successor, by contract, or otherwise.

                     (xvi) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

                     (xvii) The Company is properly classified as a partnership for U.S. federal income tax purposes pursuant to Treas. Reg. Section 301.7701-3(b) and has been so classified since the time of its organization.

              (c) Schedule 3.30(c) contains accurate and complete descriptions of tax elections affecting the Company.

       3B.31 ABSENCE OF CHANGES. Since December 31, 1999, the Company has conducted the Business in the ordinary course and except as set forth on
Schedule 3.31, there has not been: (a) any change that by itself or together with other changes, has had or is likely to have a Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) having, individually or in the aggregate, a Material Adverse Effect; (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to the securities of the Company;
(d) any declaration or payment of any dividend or distribution in respect of the Interests, or any direct or indirect redemption, purchase or other acquisition of any of the Interests; (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Members, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, or created, amended or terminated any Company Benefit Plan or Company Benefit Arrangement, provided however, that prior to Closing, the Company shall pay accrued bonuses to the employees and in the amounts set forth on Schedule 3.31(e); (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character;
(g) any sale, transfer or purchase of, or any agreement to sell, transfer or purchase, any rights, properties or Assets of the Company to or from any Person, including without limitation the Members or any Affiliates thereof, other than sales in the ordinary course of business; (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Members or any Affiliate thereof, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; (i) any breach, amendment or termination or non-renewal of any Material Contract or Material Permit; (j) any capital expenditure or entry into any commitment or contract by the Company, either individually or in the aggregate, involving an obligation of more than $10,000; (k) any incurrence, creation or placement of any Lien on any of the Assets or Real Property; (l) any loan by the Company to any Person, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others; (m) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(l) (other than
negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

       3B.32 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.32 sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, identification of all authorized signatories. Schedule 3.32 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.

       3B.33 DISCLOSURE. All written agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects; provided however, that any such writing which was not attached as or included in a Schedule to this Agreement, was not furnished to Buyer, Buyer's attorneys, Piper Jaffray or KPMG Peat Marwick in connection with their respective due diligence investigations in connection with the transactions contemplated by this Agreement shall be represented only to the extent that such writing was, to the knowledge of the Company, complete and accurate when given. No representation or warranty by the Company or any of the Members contained in this Agreement, in the Schedules attached hereto or in any certificate or other document furnished or to be furnished by the Members or the Company to Buyer in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. Buyer acknowledges and agrees that any and all forecasts furnished to Buyer pursuant to the foregoing were based upon then current expectations and projections about future events, which are subject to risks and uncertainties, and that results in the future may differ materially from such forecasts.

       3B.34 ABSENCE OF CLAIMS AGAINST COMPANY. No Member has any claims against the Company (other than, to the extent applicable, in Member's capacity as an employee of the Company, in respect to the Company 2000 Stock Plan, and the rights and obligations provided under the Company Operating Agreement).

       3B.35 YEAR 2000 COMPLIANCE. The Company hereby represent that the Business critical equipment and systems are Year 2000 compliant and that the Company's information systems and software will continue to function without material impairment arising from any inability or difficulty in processing date information accurately before, on or after January 1, 2000, including leap years.

       3B.36 HSR. The acquisition of the Interests is exempt from the reporting requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), as the Company and its ultimate parent (as defined in the HSR Act) each had less than $10 million both in annual net sales and in total assets (as defined in the HSR Act) for the fiscal year ending December 31, 1999.

       3B.37 CONSENTS AND APPROVALS. All necessary consents and approvals of and filings with any Person (including without limitation all Third Party Consents and Governmental

Consents), relating to the consummation by the Company of the transactions contemplated herein, shall have been obtained and made.

4.     REPRESENTATIONS OF BUYER

       To induce the Members to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Members as follows:

       4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and is in good standing under the Laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable Laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the collective rights of the Members hereunder (a "Buyer Material Adverse Effect").

       4.2 AUTHORIZATION; VALIDITY. Buyer has full corporate power and authority to operate and carry on its respective business as presently conducted, and to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments to be executed and delivered by Buyer in connection herewith, when executed and delivered by Buyer, shall have been duly and validly authorized, executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated hereby for Buyer have been duly approved by Buyer and constitute, or shall constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

       4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not: (a) conflict with, or result in a breach or violation of any of the Buyer's charter documents; (b) other than such as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, conflict with, or result in a default under any document, agreement or other instrument to which Buyer is a party or by which Buyer or any of its respective assets are bound, or result in the creation or imposition of any Lien on any of Buyer's assets; (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Buyer;
(d) violate any Law to which Buyer is subject or by which Buyer or any of its respective assets are bound, together with all rules and regulations promulgated thereunder; or (e) constitute an event which, after notice or lapse of time or both, would result in such conflict, breach, violation, default, creation or imposition of any Lien, termination or impairment.

       4.4 CONSENTS AND APPROVALS. No filing with, and no permit, authorization, license, consent or approval of, any Government Entity, is necessary for the execution, delivery and performance of this Agreement or other agreements contemplated hereby, by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement (except for post-Closing filings required under applicable federal securities laws).

5.     COVENANTS

       5.1 CAUSE CONDITIONS TO BE SATISFIED. The Company and each of the Members will use their respective best efforts to cause each of the conditions set forth in Section 6 hereof to be satisfied prior to Closing.

       5.2 FURTHER ASSURANCES. Each of the Members, the Company and the Buyer will, upon request of any other party and without further consideration, from time to time after the Closing, execute and deliver and use their best efforts to cause other persons to execute and deliver all such further documents and instruments, and will do or use its best efforts to cause to be done such other acts as a party may reasonably request more completely to consummate and make effective the transactions contemplated by this Agreement.

       5.3 ACCESS TO INFORMATION; AUDIT. Between the date of this Agreement and the Closing Date, the Company and the Members will cause the Company to afford to the officers and authorized representatives of Buyer access to (i) all of the Assets, Real Property, sites, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry; provided however, that Buyer shall take reasonable efforts to avoid interfering with the Business operations of the Company or with the Company's relationship with any of its customers or suppliers. The Members and the Company will cooperate with Buyer, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. Without limiting the foregoing, the Company and the Members will cooperate with Buyer in preparing, and will provide Buyer with full access to the auditors and work papers of the Company in connection with, any limited or full audit of prior period financial statements of the Company by Buyer or its representatives. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

       5.4    CONDUCT OF BUSINESS.

              (a) Pending Closing. Between the date of this Agreement and the Closing Date, the Members (except as requested in writing by Buyer) will cause the Company to: (a) conduct its Business in the ordinary course, consistent with past practice; (b) maintain its Assets and Real Property, including those held under Leases, in good working order and condition, ordinary wear and tear excepted; (c) perform all of its obligations under the Material Contracts; (d) keep in full force and effect present insurance policies or other comparable insurance coverage; (e) use best efforts to maintain and preserve its Business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it; (f) maintain compliance with all

Material Permits and all applicable Laws of any Governmental Authority; and (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, except for lease instruments entered into in the ordinary course of business, and any lease for Real Property entered into with the written consent of Buyer.

              (b) Following Closing. From the Closing Date until the end of the Measuring Period, Buyer shall operate the Company as a separate business entity for accounting purposes.

       5.5 PROHIBITED ACTIVITIES. Between the date of this Agreement and the Closing Date, the Members, without the prior written consent of Buyer, will cause the Company not to: (a) change any of the Charter Documents, or authorize or propose the same; (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any securities of the Company or any options, warrants, calls, conversion rights or commitments relating to such securities, or authorize or propose any change in the Company's equity capitalization, or issue or authorize the issuance of any debt securities; (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its Interests whether now or hereafter outstanding, or split, combine or reclassify any of its Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Interests, or purchase, redeem or otherwise acquire or retire for value any Interests; (d) enter into any contract or commitment, incur or agree to incur any liability, make any capital expenditures, or guarantee any indebtedness involving an obligation in excess of $10,000; (e) increase the compensation payable or to become payable to any officer, director, Member, employee, agent, representative or independent contractor or make any bonus (except for the accrued bonuses set forth on Schedule 3.31(e) hereto), management fee payment, loans or advances to any such Person, or adopt, amend or terminate any Company Benefit Plan or Company Benefit Arrangement, or grant any severance or termination pay; (f) create, assume, or permit the placement of any Lien on any of the Assets or Real Property, whether now owned or hereafter acquired; (g) sell, assign, lease, pledge or otherwise transfer or dispose of any Assets or Real Property except in the ordinary course of business consistent with past practice; (h) acquire or negotiate for the acquisition of any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company; (i) merge or consolidate or agree to merge or consolidate with or into any other corporation; (j) breach, amend or terminate any Material Agreement or Material Permit; (k) enter into any other transaction that is (1) not negotiated at arm's length, (2) outside the ordinary course of business consistent with past practice or (3) otherwise prohibited hereunder; (l) commence a lawsuit other than for routine collection of bills; (m) revalue any of its Assets or Real Property, including without limitation, writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (n) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Buyer; or (o) take, or agree (in writing or otherwise) to take, any of the actions described in this Section 5.5, or any action which would make any of the representations and warranties of the Company and the

Members contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

       5.6 EXCLUSIVITY. None of the Members, the Company, or any agent, officer, director or any representative of the Company or any Member will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or April 19, 2000, directly or indirectly:
(a) solicit, encourage or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person other than Buyer relating to, any acquisition or purchase of all or a material amount of the Assets or Real Property or any equity interest in the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or any Member receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or such Member shall immediately notify Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

       5.7 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by
Section 6.5 (which shall nonetheless continue to be the responsibility of the Members and the Company).

       5.8    TAX RETURNS AND PAYMENTS.

              (a) The Members shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Each of the Members shall cause to be timely paid all Taxes shown as due on such Tax Returns for all periods covered by such Tax Returns.

              (b) Buyer shall cause to be prepared and timely filed all Tax Returns of the Company for any taxable period that includes but does not end on the Closing Date (a "Straddle Period"). Buyer shall pay or cause to be paid all Taxes shown as due on the Tax Returns described in the preceding sentence. Within five (5) days of receipt of a reasonably documented request therefor, the Members shall pay to Buyer the amount of any Taxes shown as due on such Tax Returns that relates to the portion of the Straddle Period ending on the Closing Date.

              (c) Taxes shall be apportioned to the portion of a Straddle Period ending on the Closing Date based on a closing of the books of the Company as of the close of the Closing Date; provided, however, that real property, personal property, and intangible property Taxes for any Straddle Period shall be apportioned ratably on a daily basis between the portions of the Straddle Period in question.

       5.9    COOPERATION ON TAX MATTERS.

              (a) Buyer, Company and the Members shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to Section 5.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other parties' request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and the Members agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Members, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Members, as the case may be, shall allow the other party to take possession of such books and records.

              (b) Buyer, the Company and Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

       5.10 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state or municipal transfer tax), shall be paid by the Members when due, and the Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

       5.11 CONVERSION OF COMPANY OPTIONS. Buyer shall recommend to the administrator of the 1999 Plan that each issued and outstanding Company Option shall be replaced with a nonqualified option from Buyer under its 1999 Plan. The replacement options will retain the Company Options' exercise schedule, provided that 25% of such replacement options shall vest on the Closing Date, 37.5% of such replacement options shall vest on the first anniversary of the Closing Date and the remaining 37.5% of such replacement options shall vest on the second anniversary of the Closing Date, and further provided however, that in the event that Buyer terminates the employment of Mr. Esposito or Deirdre M. Baker without Cause (as defined in Section 10.18 hereof), the Company Options of such employee(s) shall immediately become fully exercisable and remain exercisable for 90 days after such termination. Each replacement option shall, in accordance with the Company Options' exercise schedule, be exercisable for that number of whole shares of Buyer's common stock as set forth on Schedule 3.5 (totaling 26,426 shares of Buyer's common stock for all Company Options). The per share exercise price for the shares of Buyer's common stock issuable upon the exercise of the replacement option shall be $22.00. The Buyer shall cover the replacement options under its Form S-8 for the 1999 Plan to the extent they qualify under the securities laws for issuance under such registration but does not undertake to register options that do not qualify for Form S-8.

       5.12 BUYER STOCK OPTIONS. Buyer shall recommend to the administrator of the 1999 Plan that options for an aggregate of 47,500 shares of Buyer common stock (the "Employee Options") be issued to certain employees of the Company, as set forth on Schedule 5.12. The

Employee Options shall: (a) be subject to the terms and conditions of the 1999 Plan; (b) have an exercise price per share equal to the fair market value of a share of Aether as of the date of grant as determined under the 1999 Plan; and
(c) become first exercisable over 4 years in annual installments of 10% in year 1 and 30% in years 2 through 4, commencing on the first anniversary of the Closing Date, and shall be exercisable for up to 10 years from the date of grant, so long as the option recipient remains employed by the Company or otherwise qualifies for exercisability under the 1999 Plan or option agreement.

       5.13 COMPANY TECHNOLOGY. The Company and Mr. Esposito shall diligently pursue the prosecution of U.S. Patent Applications numbered 60/107,785; 09/237,292; 09/236,510; and 09/237,289 (the "Filed Patent Applications") to the
extent necessary to obtain the broadest possible claim coverage for the subject matter disclosed in the Filed Patent Applications. The Company and Mr. Esposito shall also diligently pursue the timely filing and prosecution of additional patent applications pertaining to inventive subject matter developed by the Company and Mr. Esposito during the one-year period prior to the Closing Date (the "New Patent Applications") to the extent necessary to obtain the broadest possible claim coverage for the inventive subject matter described in the New Patent Applications. The subject matter of the Filed Patent Applications and the New Patent Applications are collectively referred to herein as the "Company Technology". Buyer shall bear all costs of prosecuting the Filed Patent Applications and the New Patent Applications.

6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

       The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

       6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Company and each of the Members contained in this Agreement shall be true, correct and complete on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied respectively by the Company and/or each of the Members on or before the Closing Date shall have been duly complied with, performed or satisfied. A certificate to the foregoing effects dated the Closing Date and signed by an executive officer of the Company and by each of the Members shall be delivered to Buyer.

       6.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the Business (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer or the Company, their respective rights, properties or assets or any of their officers or directors, that individually or in the aggregate, could result in a Material Adverse Effect. A certificate to the foregoing effects dated the Closing Date and signed by an executive officer of the Company and by each of the Members shall be delivered to Buyer.

       6.3 NON-COMPETITION AGREEMENT. Mr. Esposito and Deirdre M. Baker shall each have entered into a non-competition agreement with Buyer substantially in the form attached hereto as Exhibit A.

       6.4 OPINION OF COUNSEL. Buyer shall have received an opinion from Gignilliat & Hymen, P.C., counsel to the Company and the Members, dated the Closing Date, substantially in the form attached hereto as Exhibit B.

       6.5 CONSENTS AND APPROVALS. All necessary consents and approvals of and filings with any Person (including without limitation all Third Party Consents and Governmental Consents), relating to the consummation by the Company and the Members of the transactions contemplated herein, shall have been obtained and made.

       6.6 CLOSING CERTIFICATE. The Company and the Members shall have delivered to Buyer a certificate executed by the President of the Company (the "Closing Certificate") certifying (A) copies of the Charter Documents and other organizational documents of the Company as in effect as of the Closing Date, (B) duly enacted resolutions of the manager and Members of the Company approving this Agreement and the other documents and transactions contemplated hereby and authorizing the execution and delivery thereof, and (C) specimen signatures of the officers of the Company authorized to sign this Agreement and the other documents contemplated hereby.

       6.7 DUE DILIGENCE REVIEW. The Members shall have made such deliveries as have been specifically requested of them by Buyer and as are called for by this Agreement. Buyer shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company, including, but not limited to, a satisfactory audit of the Company's financial accounts and satisfactory interviews with the Company's major customers.

       6.8 NO MATERIAL ADVERSE CHANGE. There have been no Material Adverse Effects and no material adverse changes in the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company ("Material Adverse Change") shall have occurred since the Balance Sheet Date; and Buyer shall have received a certificate signed by an executive officer of the Company dated the Closing Date to such effect.

       6.9 RELATED PARTY AGREEMENTS. Buyer shall have received sufficient evidence that any Material Contracts to which any officer, director, Member or other Affiliate of the Company is a party, which Buyer requests the Company or Member(s) to terminate, have in fact been terminated at no cost or expense to the Company. Buyer shall have received sufficient evidence that the outstanding balance on any and all loans, credit agreements and guarantees between the

Company and any employee have been or will be paid and satisfied in full at or prior to the Closing Date.

       6.10 CLOSING DELIVERIES. The Members shall have made such other deliveries as are called for by this Agreement.

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS

       The obligation of the Members and the Company to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

       7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by an executive officer of Buyer shall have been delivered to the Members.

       7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Members' proposed sale of the Interests to Buyer, Buyer's proposed acquisition of the Interests, or limiting or restricting Buyer's conduct or operation of the Business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Buyer, the Members or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the Business, Assets, liabilities, financial condition, results of operations or prospects of the Buyer and its subsidiaries taken as a whole.

       7.3 BOARD APPROVAL. The board of directors of Buyer shall have approved and adopted this Agreement on or before April 18, 2000, and the administrator of the 1999 Plan shall have approved the conversion of Company Options pursuant to Section 5.11 hereof and the issuance of new Buyer Employee Options pursuant to Section 5.12 hereof.

       7.4 ASSUMPTION OF PERSONAL GUARANTEES. Buyer shall assume the personal guarantees of Mr. Esposito for computer equipment (having a balance due of approximately $7,500) under those certain lease/purchase agreements with Dell Computer.


8.     INDEMNIFICATION

       8.1 GENERAL INDEMNIFICATION BY THE MEMBERS. Subject to the limitations set forth in Sections 8.2, each Member, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyer and its respective officers, directors, employees, stockholders, assigns, successors and Affiliates, including without limitation, the Company after the Closing (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

              (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                     (i) any inaccuracy in or breach of any representation or warranty of the Members or the Company set forth in this Agreement or any Schedule, certificate or other document, delivered by or on behalf of any Member or the Company in connection herewith;

                     (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Members or, prior to the Closing Date, the Company, in this Agreement or any other document delivered by or on behalf of any Member or the Company in connection herewith;

                     (iii) the Business, operations, Assets or Real Property of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, Members, employees or agents prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement;

                     (iv) whether or not disclosed pursuant to this Agreement, and without limiting the scope of any other indemnification provision herein,
(1) the presence of any Hazardous Material in, on, or under any property that the Company has at any time owned, operated, occupied, or leased, or (2) any Hazardous Material Activities of the Company, occurring or existing prior to the Closing Date; or

                     (v) any liability of the Company not specifically disclosed on the Financial Statements for Taxes (a) for any Taxable period or portion thereof ending on or before the Closing Date, (b) as a transferee, successor, by contract or otherwise as a result of transactions, contracts or arrangements entered into on or before the Closing Date, or (c) resulting from any breach of the Members' or Company's covenants set forth in Sections 5.5(n) and 5.8 through 5.10 of this Agreement; or

                     (vi) any liability of the Company in the event that any copyrightable subject matter owned by the Company becomes encumbered by any legal action or reasonable threat of legal action due to the Company's failure, prior to the Closing Date, to take any act necessary to protect its copyright or commission of any act which would destroy or materially diminish its copyrights in any of the copyrightable subject matter; or

                     (vii) any liability of the Company in the event that any of the Company Technology becomes encumbered by any legal action or the reasonable threat of legal action with respect to validity, infringement or enforceability of issued claims due to the Company's failure to take any act necessary to protect the patentability of any of the Company Technology or the Company's commission of any act which would destroy or materially diminish the patentability, enforceability or validity of any claim concerning the Company Technology.

              (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

              (c) Provided the Closing occurs, each Member waives any right of contribution, indemnification or similar right against the Company, pursuant to the Company's Charter Documents or otherwise, arising out of the Company's representations, warranties, covenants and agreements contained herein and agrees that any claim of any Buyer Indemnified Party hereunder, whether for indemnification or otherwise, may be asserted directly and fully against the Members without the need for any claim against or joinder of the Company.

       8.1.2 GENERAL INDEMNIFICATION BY BUYER. Subject to the limitations set forth in Sections 8.2, Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Members (each, a "Company Indemnified Party" and collectively, the "Company Indemnified Parties" and together with each Buyer Indemnified Party, an "Indemnified Party") from, against and in respect of Damages suffered, sustained, incurred or paid by the Company Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

              (a) any inaccuracy in or breach of any representation or warranty of Buyer set forth in this Agreement or any schedule or certificate, delivered by or on behalf of Buyer in connection herewith; or

              (b) any nonfulfillment of any covenant or agreement on the part of Buyer in this Agreement.

       8.2 LIMITATION AND EXPIRATION. Notwithstanding Sections 8.1 and 8.1.2 above:

              (a)    there shall be no liability for indemnification under
Section 8.1 unless the aggregate amount of Damages exceeds $250,000 (the "Indemnification Threshold"), at which time the Members will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all such Damages in excess of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply to (i) Damages arising out of any breaches of the covenants of the Company or the Members set forth in this Agreement or any document delivered in connection herewith, or Damages arising out of representations made by the Members or the Company in Sections 3A.2 (ownership of interest), 3B.4 (membership interests in the Company), 3B.5 (transactions in Company interests), 3B.6 (title and ownership), 3B.15(d) (leased property), 3B.24 (employee benefit plans), 3B.26 (litigation),or 3B.30 (taxes), or (ii) Damages described in Section 8.1(a)(iii), (iv) or (v). Notwithstanding the foregoing, in the event that, and at such time as, Members become entitled to receive any Earn-Out Payment pursuant to Section 1.3 hereof, the Indemnification Threshold shall be increased to $400,000;

              (b)    the aggregate amount of the Members' liability under this
Section 8 shall not exceed the Purchase Price, and the aggregate amount of any single Member's liability under this Section 8 shall not exceed such Member's pro rata share of the Purchase Price as set forth on Schedule 3.4 hereof;

              (c) the indemnification obligations under Section 8.1 or in any certificate or writing furnished in connection herewith shall terminate on the later of clause (i) or (ii) of this Section 8.2(c):

                     (i)    (1)    except as to representations, warranties, and
covenants specified in clause (i)(2) of this Section 8.2(c), the second anniversary of the Closing Date, or

                            (2)    with respect to representations and
warranties contained in Sections 3B.13 (environmental matters), 3B.15(d) (leased property), 3B.23 (labor and employment matters), 3B.24 (employee benefit plans) and 3B.30 (taxes), and with respect to Damages described in Section 8.1(a)(v), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, ten (10) years after the Closing Date; or

                     (ii) the final resolution of claims pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims").

       8.3 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Section 8 shall be asserted and resolved as follows:

              (a) In the event that any Indemnified Party has a claim against any party obligated to provide indemnification pursuant to this Section 8 (the "Indemnifying Party") which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a claim Notice with respect to such claim to each Indemnifying Party. If an Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined herein) that such Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of such Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

              (b) In the event that any claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify each of the Indemnifying Parties of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). Each Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that an Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless (i) such settlement includes a complete and unconditional release of the Indemnified Party, and (ii) the Indemnified Party would not otherwise be adversely affected by the settlement. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If an Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred.

              (c) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to each of the Indemnifying Parties, any such claim seeks or could result in material prospective or other relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Indemnified Party or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, each Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

              (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

              (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

              (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section 8.

       8.4 SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Members, the Company and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations and warranties of the Members and the Company will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in Section
8.2. The representations and warranties of Buyer will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing Date. All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.

       8.5 REMEDIES CUMULATIVE. Subject to the limitations on monetary Damages set forth in Section 8.2 hereof, the remedies set forth in this Section 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

       8.6 RIGHT OF SET-OFF. In addition to any other legal remedies it may have, and subject to Section 8.2 hereof, Buyer shall first, to the extent applicable, set-off from any amount of Damages due to Buyer pursuant to the Members' indemnification obligations hereunder, the amount of any Earn-Out Payment due to any Member or Members who owe such Damages to Buyer before pursuing any remedy directly against any Indemnifying Party.

9.     NON-COMPETITION

       9.1 PROHIBITED ACTIVITIES. As further consideration for the purchase and sale of the Interests and the other transactions contemplated by this Agreement, Mr. Esposito, individually, agrees as follows:

              (a) Mr. Esposito shall not, from the Closing Date through and until the end of the Restricted Period (as defined below), directly or indirectly, promote, be employed by, lend money to, invest in, or engage in any Competing Business within the Market Area (each as defined below) or use, incorporate, or otherwise create any business organization utilizing, any name that is confusingly similar to the words NetSearch, LLC. That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) that constitutes such a Competing Business. Mr. Esposito may own up to 1% of the outstanding capital stock of any corporation that is actively publicly traded without violating this covenant.

              (b) If, during the Restricted Period, Mr. Esposito is offered and wants to accept employment with or provide services to a business that engages in activities similar to the Company's, Mr. Esposito will inform the Company in writing of the identity of the business, Mr. Esposito's proposed duties with that business, and the proposed starting date of that employment or other service-providing relationship. The Company will analyze the proposed relationship and determine whether it would threaten the Company's legitimate competitive interests. If the Company determines that the proposed relationship would not pose an unacceptable threat to its interests, the Company will notify Mr. Esposito that it does not object to the relationship.

              (c) Mr. Esposito does not have any claim of any kind against the Company (other than in respect to the Company 2000 Stock Plan and the rights and obligations provided under the Company Operating Agreement), nor has Mr. Esposito assigned any such claims to any third party and Mr. Esposito expressly disclaims and waives any claim for accrued salary from the Company for all periods prior to the Closing Date. Mr. Esposito agrees and acknowledges that from and after the Closing Date, his salary shall initially be set at $125,000 per year, provided that such amount shall be consistent with Buyer's salary schedule for similar management positions within Buyer's organization.

              (d) Mr. Esposito agrees that entering into this Agreement and the other transactions contemplated by this Agreement provides each party with sufficient consideration for the Company to enforce the terms of this Agreement, including this restrictive covenant. Mr. Esposito understands and agrees that the rights and obligations set forth in this Section 9.1 will continue through the end of the Restricted Period.

              (e) "Competing Business" means any service or product of any person or organization other than the Company and the Buyer and its Affiliates, subsidiaries, successors, and assignees (collectively the "Company Group") that competes or could potentially compete, directly or indirectly, with any service or product of the Company Group, in existence or then under development, during your employment or upon which or with which you have worked for the company or Company Group. Competing Business includes any enterprise engaged in the design, development, sales and/or support of products and/or services that provide wireless data services and/or systems that enable businesses using wireless applications and advanced wireless technologies to increase productivity of merchants selling products and services over the Internet. "Restricted Period" means the period ending on the second anniversary of the Effective Date of this Agreement.

              (f) Because the Company's Business is, and is expected to remain, national in scope, the parties agree that the Market Area shall be the entire United States.

              (g) During the Restricted Period, Mr. Esposito agrees that he will not, directly or indirectly, whether for himself or herself or for any other individual or entity (other than the Company or its affiliates or subsidiaries): solicit any person or entity who is, or was, within the

Restricted Period, a Company customer or client known to such person; hire away or endeavor to entice away from the Company any employee or any other person whom the Company engages to perform services and including, but not limited to, any independent consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor; or hire any person whom the Company employs or employed within the prior 12 months.

       9.2    CONFIDENTIALITY.

              (a) Mr. Esposito recognizes that by reason of his relationship with the Company, he has acquired and will acquire Confidential Information, the use or disclosure of which could cause the Company or its Affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Mr. Esposito covenants and agrees with the Company and Buyer that he will not at any time, except in performance of such person's obligations to the Company, directly or indirectly, use, disclose or publish, or permit others not so authorized to use, disclose or publish, any Confidential Information that he may learn or has learned by reason of his relationship with the Company, or any of its Affiliates, or use any such information in a manner detrimental to the interests of the Company.

              (b) Mr. Esposito agrees not to use in working for the Buyer and not to disclose to the Buyer any trade secrets or other information that he does not have the right to use or disclose and that the Buyer is not free to use without liability of any kind.

              (c) The term "Confidential Information" includes, without limitation, information the Buyer has not disclosed to the public or to the trade with respect to the Buyer's present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Buyer's products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Buyer that may be of value to the Buyer but excludes any information already properly in the public domain. "Confidential Information" also includes confidential and proprietary information and trade secrets that third parties entrust to the Buyer in confidence.

                     The term "Confidential Information" shall not include: (a) information that is or becomes known publicly through no fault of the Member;
(b) information the Member obtains from a third party whom Buyer has authorized to disclose such information to the Member; (c) information regarding the Buyer or its business already known to the Member before receipt from Buyer; and (d) information that Buyer has divulged to third parties on an unrestricted basis.

              (d) The parties expressly acknowledge and agree that the provisions of this Agreement, including this Section 9.2, in no way conflict with the terms and conditions of that certain Mutual Confidentiality Agreement executed by and between Buyer and the Company on or about January 4, 2000, which shall remain in full force and effect.

       9.3 DAMAGES. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Mr. Esposito agrees that the foregoing covenant may also be enforced by Buyer in the event of breach by such person, by injunctions and restraining orders. Any breach of the covenants set forth in this Article 9 shall be enforceable solely against Mr. Esposito, who shall be solely responsible to indemnify Buyer in accordance with this Agreement.

       9.4 REASONABLE RESTRAINT. The parties agree that the foregoing covenants in this Section 9 impose a reasonable restraint on each in light of the activities and business of Buyer on the date of the execution of this Agreement and the current plans of Buyer; but it is also the intent of Buyer and Mr. Esposito that such covenants be construed and enforced in accordance with the changing activities and business of Buyer throughout the term of this covenant.

       9.5 SEVERABILITY; REFORMATION. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

       9.6 INDEPENDENT COVENANT. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Member against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 9 are independent of the terms and conditions of any other agreements including, but not limited to, any Non-Competition Agreement entered into in connection with this Agreement. It is specifically agreed that the Restricted Period shall be computed by excluding from such computation any time during which Mr. Esposito is found by a court of competent jurisdiction to have been in violation of any provision of this Section 9. The covenants contained in Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

       9.7 MATERIALITY. The Company and Mr. Esposito hereby agree that the covenants set forth in this Section 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.    GENERAL

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

              (a)    by mutual consent of Buyer and the Members;

              (b) by the Members, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or before May 1, 2000, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

              (c) by the Members, on the one hand, or by Buyer, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Members deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

              (d) by the Members, on the one hand, or by Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of this Agreement; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority which would make the consummation of this Agreement illegal.

              (e) by the Buyer if the board of directors of Buyer shall not have adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby within 30 days following the Effective Date and prior to Closing.

       10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.2, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Section 10, 9.2 and Section 8 (indemnification) shall remain in full force and effect and survive any termination of this Agreement;
(ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 10.1(c) above, then notwithstanding the provisions of
Section 10.7 below, the breaching party (with the Members and the Company deemed to be a single party for purposes of this Section 10), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable Law.

       10.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer, and the heirs and legal representatives of the Members.

       10.4 ENTIRE AGREEMENT. This Agreement (which includes the Schedules hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

       10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

       10.6 BROKERS AND AGENTS. The Members (as a group and on behalf of the Company) and Buyer each represent and warrant to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

       10.7 EXPENSES. Buyer has and will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Members (and not the Company) have paid and will pay the fees, expenses and disbursements of the Members, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

       10.8 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Section 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

       10.9 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized courier service, as follows:

          If to Buyer to:
                  Aether Systems, Inc.
                  11460 Cronridge Drive
                  Owings Mills, Maryland 21117
                  Attn: David S. Oros, Chief Executive Officer
                  (phone) 410 654-6400
                  (fax) 410 654-6554

          with a required copy to:
                  Wilmer, Cutler & Pickering
                  100 Light Street, 13th Floor
                  Baltimore, Maryland 21202
                  Attn: Mark A. Dewire, Esq.
                  (phone) 410 986-2830
                  (fax) 410 986-2828

          If to any Member to:
                  NetSearch LLC
                  15678 North Greeway Hayden Loop, Suite 105
                  Scottsdale, Arizona 85260
                  Attn: Gus Esposito, President and CEO
                  (phone) 480 607-1511
                  (fax) 480 607-1592

          with a required copy to:
                  Gignilliat & Hymen, P.C.
                  500 Skokie Boulevard, Suite 530
                  Northbrook, Illinois 60062
                  Attn: Roger J. Hymen, Esq.
                  (phone) 847 564-7880
                  (fax) 847 564-7890

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

       10.10 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of Delaware without giving effect to the choice of law provisions thereof.

       10.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

       10.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner of any party hereto or any other Person.

       10.13 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

       10.14 FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

       10.15 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

       10.16 PUBLIC DISCLOSURE. Prior to the Closing Date, neither the Company nor any Member shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer in writing. Buyer agrees to keep the Company and the Members apprised in advance of any disclosure of the subject matter of this Agreement by Buyer. Buyer and each of the Members shall not, and shall cause each Affiliate thereof not to, at any time after the Closing Date, divulge, disclose or communicate to others in any manner whatsoever, the terms or conditions of this Agreement, except as may be required by Law, or information or statements which disparage or are intended to disparage the other party or any of its respective Affiliates and their respective business reputations.

       10.17 DEFINITION OF AFFILIATE. For purposes of this Agreement, the term "Affiliate" means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member or trustee of such Person or (iii) any Person who is an officer, director, partners, member or trustee of any Person described in clauses (i) or
(ii) of this sentence. As used herein, "controls," "control" and "controlled" means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person or otherwise.

10.18 DEFINITION OF CAUSE. Notwithstanding that employees of the Company are "at-will" employees who may be terminated for any reason or no reason at all, for purposes of this Agreement, an employee of the Company may be terminated for "Cause" if that employee:

       (a) commits fraud, misappropriation, embezzlement, or willful and material misconduct, or wilfully violates any federal or state securities or tax laws; or

       (b) is convicted of, or pleads guilty or no contest to (i) any misdemeanor (other than for minor infractions or traffic violations) involving fraud, breach of trust, misappropriation, or similar activity or another activity originally charged as a felony, or (ii) any felony; provided that such conviction or plea of guilty or no contest is related to the Company or such employee's employment thereby; or

              (c) commits an act of gross negligence or otherwise acts with willful disregard for the best interests of the Company; or

              (d) willfully breaches this Agreement in a manner likely to cause demonstrable and material injury to the Company; or

              (e) materially violates the non-interference/non-solicitation covenant contained in Section 9.1(f) hereof, or commits a material breach of such employee's other obligations or agreements under this Agreement.

       10.19 DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, Change of Control shall mean an event constituting the acquisition of Buyer's shares, or its merger or consolidation with any other entity whereby those persons or entities directly or indirectly holding at least 50% of the equity interests in Buyer prior to such event, or series of events, own less than 50% of its equity interests immediately after such event or series of events, or the sale by Buyer of substantially all of its assets, or its interest in the Company to an entity, the equity interests of which are not held by those person or entities directly or indirectly holding at least 50% of Buyer's equity interests.

       10.20 OPERATION OF THE BUSINESS FOLLOWING CLOSING. The Members acknowledge that Buyer, as the owner of the Company, shall have the authority to exercise its own good faith business judgment with regard to the operations and affairs of the Business and the Company following Closing. The Members acknowledge that such authority and control of Buyer shall include, without limitation, a determination of appropriate charges to the Company of charges incurred by the Company, personnel decisions, expansion decisions, the use and nature of assets of the Company and the nature and amount of capital of the Company.

       10.21 ENFORCEMENT. Any monetary obligation of a party hereunder not paid when due shall bear interest at the prime rate as set forth in the Money Rates Section of the Wall Street Journal from the date such payment was due until the date paid in full. A party shall be entitled to reimbursement for any reasonable attorneys' fees and costs incurred in connection with successfully enforcing any provision of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, with the intention that it be a sealed instrument, as of the day and year first above written.

ATTEST:                               AETHER SYSTEMS, INC.


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:
     -------------------------             -----------------------------
Title:                                Title:
      -------------------------             ------------------------------
[Corporate Seal]

ATTEST:                               NETSEARCH, LLC

By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:
     -------------------------             -----------------------------
Title:                                Title:
      -------------------------             ------------------------------
[Corporate Seal]

ATTEST:                               ANE INTERNATIONAL, L.L.C.


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:  Augustine N. Esposito
     -------------------------        Title: Managing Member
Title:
      -------------------------
[Corporate Seal]

By:                                   By:                          (SEAL)
    --------------------------         ---------------------------
Name:                                 Name: Augustine N. Esposito, individually
     -------------------------

By:                                   By:                          (SEAL)
 ---------------------------           --------------------------
Name:                                 Name: Peter M. Nassos, individually
     -------------------------

By:                                   By:                          (SEAL)
 ---------------------------           --------------------------
Name:                                 Name: Roger J. Hymen, individually
     -------------------------

                                      APPSWARE HOLDINGS, INC.


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:
     -------------------------             -----------------------------
Title:                                Title: President
      -------------------------
[Corporate Seal]

By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:  George E. Johnson, individually
     ------------------------

By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name:  Joan B. Johnson, individually
     ------------------------



                                      LUCKY LLC


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: Greg J. Patrick
     ------------------------         Title: Managing Member
Title:
      -------------------------
[Corporate Seal]


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: Tassos P. Nassos, individually
     ------------------------

                                      LINE DRIVE LLC


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: Gary W. Hall, M.D.
     ------------------------         Title: Managing Member
Title:
      -------------------------
[Corporate Seal]


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: James L. Mann, individually
     ------------------------

By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: Steven R. Shane, as Trustee of the
     ------------------------         Steven R. & Juliet L. Shane Living Trust


By:                                   By:                          (SEAL)
   ---------------------------           --------------------------
Name:                                 Name: Juliet L. Shane, as Trustee of the
     ------------------------         Steven R. & Juliet L. Shane Living Trust


                                      FIRST FIDELITY INSURANCE COMPANY, LTD.

By:                                         By:                          (SEAL)
   ---------------------------                 --------------------------
Name:                                       Name: Keithley F.T. Lake
     ------------------------               Title:  Director
Title:
      -------------------------
[Corporate Seal]


By:                                         By:                          (SEAL)
   ---------------------------                 --------------------------
Name:                                       Name: Theodore H. Swindells,
     ------------------------               individually